UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

                                                                                                                                                                        FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

                                                                                               DATE OF REPORT                                                                                                December 17, 2010

                                                                                               (DATE OF EARLIEST EVENT REPORTED)                                                    December 16, 2010

BOARDWALK PIPELINE PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	01-32665	20-3265614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9 Greenway Plaza, Suite 2800
Houston, Texas 77046
(Address of principal executive office)

(866) 913-2122
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensation Awards to Named Executive Officers

Adoption of Boardwalk Pipeline Partners Unit Appreciation Rights and Cash Bonus Plan

On December 16, 2010, the Board of Directors of Boardwalk GP, LLC, which Boardwalk Pipeline Partners, LP (the “Registrant,” “Boardwalk” or the “Partnership”) refers to as its Board of Directors (the “Board”), approved the Boardwalk Pipeline Partners Unit Appreciation Rights and Cash Bonus Plan (the “Plan” or the “Long-Term Incentive Plan”).  The Plan provides for grants of awards of Unit Appreciation Rights (“UARs”) and Cash Bonuses to selected employees of the Registrant and its Affiliates, including its Named Executive Officers (as described in Item 11 of the Registrant’s Annual Report on Form 10-K).

Under the terms of the Plan, after the expiration of a Restricted Period, each awarded UAR would become vested and provide for payment in cash to the holder in an amount equal to the lesser of (a) the excess (if any) of (i) the Fair Market Value of a common unit on such date over (ii) the Exercise Price for such UAR, or (b) the applicable UAR Cap.  To the extent an awarded UAR contains a DER Adjustment, the Exercise Price of a UAR will be reduced by the amount of cash distributions made by the Registrant with respect to a common unit during the Restricted Period.  Each awarded Cash Bonus would become vested and payable to the holder in an amount of cash equal to the Stated Amount after the expiration of a Restricted Period.

Upon Termination of Employment during the Restricted Period, any outstanding and unvested awards of UARs or Cash Bonuses would be cancelled unpaid, except in limited circumstances described in the Plan.   The foregoing summary of the Plan is qualified in its entirety by the terms and conditions of the Plan, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Compensation Awards to Named Executive Officers for 2010

On December 16, 2010, the Board granted the following awards to its Named Executive Officers under its Long-Term Incentive Plan:

Name	Position	Cash Bonuses ($) (1)	Unit Appreciation Rights (no. of awards) (2)
Rolf A. Gafvert	President and Chief Executive Officer	270,000	59,886
Jamie L. Buskill	Senior Vice President, Chief Financial Officer and Treasurer	150,000	33,270
Brian A. Cody	Senior Vice President, Chief Operating Officer	150,000	33,270
Michael E. McMahon	Senior Vice President, General Counsel and Secretary	97,500	21,625

(1)	Cash Bonus awards granted under the Long-Term Incentive Plan will vest and become payable after the expiration of a three-year Restricted Period.
(2)
Each UAR granted under the Long-Term Incentive Plan will vest and become payable after the expiration of a three-year Restricted Period and includes a DER Adjustment, which will reduce the exercise price associated with each UAR by the amount of cash distributions made per common unit during the Restricted Period.  The Exercise Price for each UAR was set at $30.36, the closing price of the Registrant’s common units on the New York Stock Exchange on the day immediately preceding the grant date, and a UAR Cap of $15.76 was established for each UAR award granted.

2011 Performance Goals

In connection with its Short-Term Incentive Plan (the “STIP”), the Board approved the following Partnership Performance Goals for 2011:

Goals
Operational	Operate without a significant safety incident and provide reliable firm transportation and storage services.
Financial	Deliver strong financial performance as measured by key financial metrics including distributable cash, EBITDA and return on investment.
Capital Projects	Successfully close on expansion and/or acquisition opportunities meeting an acceptable risk return profile.
Asset Utilization	Utilize Boardwalk’s assets to improve operating efficiencies.
Contracts	Successfully capture power generation load as power providers convert legacy facilities.
Growth	Pursue opportunities to increase system utilization by expanding system and service optionality in order to capture market share where assets are being underutilized.

            For the Named Executive Officers, 50% of any award for 2011 would be determined based on the performance of the Registrant in relation to the Partnership Performance Goals and 50% would be determined based on individual performance.  At the end of the year, the Board will determine the amount of any awards based on performance in each of these areas, with the payment of any incentive awards made no later than March 15 of the following year.

Item 8.01        Other Events

           The Board has begun a review of succession planning with respect to the Registrant’s senior executive officers. In this connection, Rolf Gafvert, the Registrant’s President and Chief Executive Officer, has indicated to the Board his intention to retire within the next two years, although Mr. Gafvert has not set any firm date for his retirement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Boardwalk Pipeline Partners Unit Appreciation Rights and Cash Bonus Plan
10.2	Form of Grant of UARs and Cash Bonus under the Boardwalk Pipeline Partners Unit Appreciation Rights and Cash Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         BOARDWALK PIPELINE PARTNERS, LP

By:	BOARDWALK GP, LP,
its general partner
	By:	BOARDWALK GP, LLC,
its general partner
		By:	/s/ Jamie L. Buskill
Jamie L. Buskill
Chief Financial Officer

Dated: December 17, 2010